Exhibit 10.5

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

Amendment No. 9
To
QUALCOMM Globalstar Satellite Products Supply Agreement
Agreement No. 04-QC/NOG-PRODSUP-001
(NOG-C-04-0137)

This Amendment No. 9 (“Amendment”) is effective as of  February 24, 2010 (“Amendment Effective Date”) by and between QUALCOMM Incorporated, a Delaware corporation (“Qualcomm”) and Globalstar, Inc., a Delaware corporation (“Buyer”), and Globalstar Canada Satellite Company (“GCSC”) a Nova Scotia Corporation and wholly owned subsidiary of Buyer, with respect to the below stated facts.

This Amendment must be signed by February 24, 2010; otherwise, this Amendment offer is no longer valid.

RECITALS

A.     Qualcomm and Buyer executed the Qualcomm Globalstar Satellite Products Supply Agreement No. 04-QC/NOG-PRODSUP-001 dated April 13, 2004, as amended (the “Agreement”), pursuant to which Qualcomm agreed to sell to Buyer, and Buyer agreed to purchase, Globalstar products from time to time for resale to customers under such Supply Terms and Conditions.

B.   Qualcomm and Buyer executed Amendment No. 1 dated May 25, 2005 to the Agreement, pursuant to which Qualcomm agreed to modify the Globalstar GSP-1600 Tri-Mode Satellite Phone to replace the LCD (“GSP-1600”) and make available a limited quantity of GSP-1600s and other Globalstar products to Globalstar for resale to its customers.

C.   Qualcomm and Buyer executed Amendment No. 2 dated May 25, 2005 to the Agreement, pursuant to which QUALCOMM agreed to manufacture, sell and deliver New Products to Globalstar for resale to its customers.

D.    Qualcomm and Buyer executed Amendment No. 3 dated September 30, 2005 to the Agreement pursuant to which Qualcomm agreed to sell to Buyer additional GSP-1600s and other Globalstar products for resale to its customers.

E.     Qualcomm and Buyer executed Amendment No. 4 dated August 15, 2006 pursuant to which Buyer agreed to undertake to performance of the final packaging of the GCK-1700 Car Kit and SDVM, including procurement of such packaging materials and antenna(s), and accordingly, (i) Buyer will no longer be required to deliver production GCK-1700 Car Kit and/or SDVM Antennas and applicable documentation to Qualcomm as set forth in Section 27 of the Agreement, and (ii) QUALCOMM will deliver GCK-1700 Car Kits and SDVMs, without antennas, as provided for in Section 26 of the Agreement.

F.    Qualcomm, Buyer and GCSC executed the Assignment and Performance Guarantee Agreement No. 06-QC/Globalstar-AA-001 GINC-C-06-0306 dated October 11, 2006 by which Globalstar assigned its rights, title and interests in and to Amendment 2 to the Agreement, including all rights and obligations arising under Purchase Orders issued pursuant to Amendment 2 to GCSC.

G. Qualcomm, Buyer and GCSC executed Amendment No. 5, pursuant to which the parties agreed to further extend the Term and revise the Delivery Schedule and pricing terms for New Products and other terms and set forth therein.

H. Qualcomm, Buyer and GCSC executed Amendment No. 6 pursuant to which the parties agreed to amend the Agreement to provide for indemnification for Qualcomm as it relates to the use of any non-conforming battery with the GSP-1700 handset.

I. Qualcomm, Buyer and GCSC executed Amendment No. 7 pursuant to which the parties revised the delivery schedule of New Products to reflect a suspension in deliveries for a period of eighteen (18) months with deliveries scheduled to resume in April, 2010.

J. Qualcomm, Buyer and GCSC executed Amendment No. 8 pursuant to which the parties revised the delivery schedule of New Products to reflect a suspension in deliveries for an additional period of six (6) months with deliveries scheduled to resume in October, 2010.

K. Buyer and Qualcomm have agreed subject to certain terms and conditions set forth herein, to again extend the term and to revise the delivery schedule of New Products to reflect an extension of the suspension in deliveries for an additional eight (8) months with deliveries scheduled to resume in June 2011 as set forth in the Fifth Revised Delivery Schedule, attached hereto as Exhibit A. Buyer and Qualcomm have further agreed that the provisions concerning resumption of the New Products Delivery Schedule and associated pricing conditions for resumption are also modified accordingly as set forth herein.

By this Amendment, Qualcomm, Buyer and GCSC agree to further amend the Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby modify the Agreement as set forth herein.

1.	Section 30, Term Extension, is hereby modified as follows:

“30. Term Extension. The Term of the Agreement is hereby extended thirteen  (13) additional months from February 28, 2012 to March 28, 2013, unless otherwise terminated as provided for in this Amendment No. 9 and the Agreement.”

2.           Section 32. Special Provisions for Suspended New Products Delivery Schedule is hereby modified as follows:

“32.1 Suspended New Products Delivery Schedule. As of the Amendment Effective Date, the delivery schedule as set forth in Attachment 1(a) to Amendment No. 2, as amended in Amendments No. 5, 7, and 8 is further amended to reflect a suspension of deliveries of an additional eight (8) months, for a total of a thirty two (32) month suspension for delivery for New Products as reflected in the Exhibit A hereto (“Fifth Revised Delivery Schedule”).

32.2  Resumption of New Products Delivery Schedule. As a condition of further suspending deliveries as set forth herein, Buyer must now provide written notification to Qualcomm no later than September 1, 2010 (in lieu now of January 29, 2010) of either (i) its desire to resume taking deliveries of and making payment for the New Products as set forth in the Fifth Revised Delivery Schedule or (ii) provide notice of discontinuation as set forth in Section 32.3 below.   All units of the remaining New Products must be included in Buyer’s selection of (i).

 32.3   Fifth Revised Delivery Schedule Pricing.  Both parties acknowledge and agree that due to the delivery suspension, the pricing of the New Products may increase due to parts obsolescence, supplier issues and other manufacturing costs associated with re-start-up costs. If Qualcomm determines that the costs to re-start and manufacture the New Products will increase, Buyer agrees to pay an increase in the current GSP-1700 price of no more than [*] per GSP-1700 for the remaining delivery quantity. Qualcomm’s proposal will separately price, for Globalstar’s acceptance and funding, an engineering effort to redesign the board to replace the end of life flash, and any other effort required to replace other end of life components.

Qualcomm will provide written notice to Buyer of any increase in price for the GSP-1700 by August 16, 2010 (in lieu now of January 14, 2010).  If the price increase is greater than [*] per GSP-1700, Buyer can either (A) accept the increase in price (“Option A”), or (B) terminate the Agreement for discontinuance and must (i) purchase all available Finished Goods for all New Products in inventory at the current price (“Finished Goods” is defined as all New Products in inventory at the -10 level or above), and (ii) purchase all components or any other parts on order and purchased by Qualcomm in support of the current delivery schedule at Qualcomm’s cost; and (iii) negotiate in good faith a license and license fee and ASIC Supply Agreement from Qualcomm to allow a third party manufacturer to manufacture the New Products on behalf of Buyer, all as set forth in Section 32.4.2 (collectively “Option B”).  Buyer’s selection of Option A includes Buyer’s acceptance to fund any engineering efforts required for to redesign the board to replace the end of life flash and such efforts for other end of life components.  Buyer must provide written notice of either Option A or Option B no later than September 1, 2010 (in lieu now of  January 29, 2010) otherwise Qualcomm shall have the right to terminate the Agreement as set forth in Section 32.4.1 below.

32.4       Additional Termination Provisions

32.4.1    By Qualcomm. In addition to the termination provisions and rights set forth in the Agreement,  Buyer’s failure to confirm in writing its agreement to either (i) resume taking all outstanding deliveries of the New Products as set forth in the Fifth Revised Delivery Schedule, (ii) timely selection of Option A, or Option B, or (iii)  Buyer’s failure to comply with the terms of this Agreement, including (a) failure to make timely payments for all outstanding invoices, (b) failure to make timely payments for all New Products and parts or components purchased by Qualcomm in support of the current delivery schedule in inventory or committed to by Qualcomm with suppliers that cannot be canceled at the time of termination, or (c), failure to enter into a License Agreement for a third party manufacturer  within ninety (90) days of Agreement termination, shall constitute a material default under this Agreement and Qualcomm shall deliver written notice of its intent to terminate for breach. If a material default is not cured within thirty (30) calendar days after the date of notice, or if Qualcomm, in its sole discretion, determines it cannot support resumption of the delivery schedule due to resource availability, costs or any other business reason, Qualcomm shall have the right to (1) terminate the Agreement, and (2) cancel any undelivered portions of the Purchase Order for New Products, subject to all termination rights set forth in the Agreement, including but not limited to Termination Charges defined in Section 1, and Sections 3.3 and 16 of the Supply Terms and other termination fees set forth in Section 20.1, as amended in Amendment No. 5 and (3) immediately terminate the Master Ordering Agreement, including all Task Orders for Hotline/Help Desk Support unless earlier terminated by the parties, upon written notice to Buyer.

32.4.2   Discontinuation By Buyer.  In the event Qualcomm determines that the price of the GSP-1700 will increase more than [*] per phone as a result of the cost analysis by Qualcomm, Buyer may discontinue this Agreement subject to the following conditions:

1. Buyer agrees to take delivery within forty five (45) days of termination, and to pay within ninety (90) days of termination the following:
•	All available Finished Goods for all New Products in inventory at the time of termination at the New Product current price.
•
All components and parts purchased by Qualcomm in support of the current delivery schedule that are in inventory or committed to with a supplier that can not be canceled, at Qualcomm’s cost, plus any cancellation or other fees, including restocking fees imposed by suppliers due as a result of termination.

2. Buyer and Qualcomm will negotiate in good faith a technology license and an ASIC Supply Agreement to enable a third-party manufacturer to manufacture and sell phones on behalf of Buyer.  The License must be executed within ninety (90) days of the date of termination.

3. Attachment.

A.
Attachment.  Attachment No. 1(a) to Amendment No. 2, Revised Delivery Schedule for New Products as amended in Amendments No. 5, 7 and 8 is further amended to reflect the suspension of all New Product deliveries for a total of thirty two (32) months, beginning with the October 2008 delivery. Deliveries of New Products will resume June 2011 as provided for in this Exhibit A, Fifth Revised Delivery Schedule.

4.           Exhibit A, Qualcomm Supply Terms and Conditions is hereby revised as follows:

Section 9.7, Payment Offset remains unchanged and is as follows:

“9.7            Payment Offset.  Any payments made by Buyer and/or GCSC to Qualcomm, pre-paid or otherwise, may be used by Qualcomm to offset any outstanding amounts owed by Buyer and/or GCSC to Qualcomm, under this Agreement or any other agreement. Notwithstanding Qualcomm’s right to offset in this section, Buyer and/or GCSC must continue to make all payments in a timely manner as required under this agreement. ”

EFFECTIVENESS. Except as modified by this Amendment No.9 as of the Amendment Effective Date, the Agreement shall remain in full force and effect.  No modification, amendment or other change may be made to this Amendment No. 9 or any part thereof unless reduced to writing and executed by authorized representatives of both parties.

IN WITNESS THEREOF, the parties have executed this Amendment No. 9 as of the Amendment Effective Date.

QUALCOMM Incorporated		Globalstar, Inc.

By:	/s/ Scott J. Becker	By:	/s/ Fuad Ahmad

Name:	Scott J. Becker	Name:	Fuad Ahmad

Title:	Sr. Vice President, Finance	Title:	CFO
Qualcomm Enterprise Services

Globalstar Canada Satellite Company

By:	/s/ Fuad Ahmad

Name:	Fuad Ahmad

Title:	Treasurer

EXHIBIT A

Fifth Revised Delivery Schedule for New Products
October 2008 – February 2013

Schedule Ship Date	GSP-1700	GIK-1700 Car Kit	GSP-1720 SDVM	Car Power Adapter

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